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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Dated of earliest event reported)      September 29, 1998
                                                  ---------------------------

                             Resource America, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Delaware                        0-4408                  72-0654145
-----------------------            -----------            ----------------
(State of incorporation            (Commission            (I.R.S. Employer
or organization)                   File Number)          Identification No.)


              1521 Locust Street, 4th Floor Philadelphia, PA 19102
              ----------------------------------------------------
               (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code      (215)546-5005
                                                    -------------------------


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Item 2.  Acquisition or Disposition of Assets

         On September 29, 1998, the Company acquired The Atlas Group, Inc. ("Atlas") through a merger (the "Merger") with the Company's wholly-owned subsidiary, Atlas America, Inc. ("AAI"). The Merger was consummated pursuant to an Agreement and Plan of Merger dated July 13, 1998, as amended by Amendment No. 1 thereto dated September 29, 1998 by and among the Company, AAI, Atlas and certain shareholders of Atlas, (collectively, the "Agreement").

         Terms of the Merger; Merger Consideration. The Merger consideration was 2,183,709 shares of the Company's Common Stock and cash of $6.9 million. Atlas shareholders received certain "piggy-back" registration rights, effective during the period from September 30, 1999 through September 29, 2000, with respect to the shares of the Company's Common Stock received by them. Atlas shareholders are also eligible to receive incentive compensation should Atlas' post-acquisition earnings exceed a specified amount during the four years following the Merger. The incentive compensation is equal to 10% of Atlas' aggregate earnings in excess of that amount equal to an annual (but uncompounded) return of 15% on $63 million (increased to include any amount paid by the Company for any post-merger energy acquisitions). Incentive compensation is payable, at the Company's option, in cash or in shares of the Company's Common Stock, valued at the average closing price of the Company's Common Stock for the ten trading days preceding September 30, 2003.

         The Agreement requires AAI to indemnify the officers and directors of Atlas until September 29, 2000 against claims based upon their service as officers and directors of Atlas (except for claims based upon breach of the Agreement or upon a failure to disclose information as required by the Agreement) and against claims alleging wrongdoing by any of them outside the scope of their employment with Atlas. The Agreement requires the principal Atlas shareholders to indemnify the Company for losses resulting from a breach of any representation or warranty given by Atlas. The maximum aggregate amount that the shareholders are required to pay as a result of this indemnification is $10 million. The shareholders will have no indemnification obligation until the aggregate loss (including expenses) exceeds $750,000 and then only to the extent loss exceeds $250,000. As security for this indemnification, 698,651 shares of the Common Stock issued in connection with the Merger are being held in escrow until September 29, 2002.

         The Merger consideration paid by the Company was based upon the Company's valuation of Atlas' assets and the price of the Company's Common Stock. There were no material relationships between the Company, its officers, directors or affiliates, and Atlas or its officers, directors or affiliates, prior to the Merger. The cash paid in connection with the Merger was derived from the Company's working capital. It is anticipated that any cash required for payment of incentive compensation will come from the earnings of Atlas from which the incentive compensation has been derived.

         Business of Atlas. Atlas currently owns interests in, operates or manages more than 1,400 natural gas and oil wells and 650 miles of gas gathering pipelines, located


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predominantly in Pennsylvania and Ohio. Atlas has undeveloped oil and gas leases covering more than 155,000 acres and manages 28 energy-related partnerships and joint ventures.

Item 7.  Financial Statements and Exhibits

         (a)      Financial Statements of Business Acquired

                  The financial statements required by Item 7(a) will be filed by amendment pursuant to Item 7(a)(4).

         (b)      Pro Forma Financial Information

                  The pro forma financial statements required by Item 7(b) will be filed by amendment pursuant to Item 7(b)(2).

         (c)      Exhibits

                  2.1 Agreement and Plan of Merger among Resource America, Inc., Atlas America, Inc., The Atlas Group, Inc. and certain shareholders of The Atlas Group, Inc.

                  2.2      Amendment No. 1 to Agreement and Plan of Merger



                                       -2-

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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 14, 1998

                                              RESOURCE AMERICA, INC.




                                              By: /s/ Daniel G. Cohen
                                                  -----------------------
                                                   Daniel G. Cohen
                                                   President




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